UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2008

Show Me Ethanol, LLC
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	000-52614 (Commission File Number)	20-4594551 (I.R.S. Employer Identification Number)

P. O. Box 9 26530 Highway 24 East,
Carrollton, Missouri 64633
(660) 542-6493
(Address of principal executive offices and telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Show Me Ethanol, LLC (the “Company”) has determined that as of September 30, 2008, pursuant to its Construction Loan compliance calculations and the preparation of its third quarter financial statements, it was not in compliance with an affirmative covenant in its $48,000,000 construction loan (the “Construction Loan”). The breached covenant required an equity to total assets ratio in excess of 35%. As of September 30, 2008 the Company believes the equity to total assets ratio to be 32.4%. Once the Company has completed accounting procedures for the month ended October 31, 2008, it believes it probable that it will be in violation of the affirmative covenants relating to both (1) equity ratio to total assets and (2) total net worth. Such covenant breaches could be declared an event of default under the Construction Loan. Upon notice of an event of default by the administrative agent, the Company will have thirty (30) days to cure the breach. As of the date of this filing, the Company has not been notified of an event of default under the Construction Loan; consequently, the cure period has not commenced. The immediate cause of the covenant breach relates to a significant charge the Company has taken as of September 30, 2008 for its forward purchase corn contracts that are more expensive than current corn futures contracts for corn delivered at approximately the same time.

The Company is considering its options to cure the Construction Loan breach. The Company may conduct a capital call under its existing Operating Agreement to provide sufficient resources to cure the breach. Pursuant to the Company’s Operating Agreement, such a capital call would require the participation of members owning at least 81% of its equity. The Company believes that a capital call can be completed in the cure period afforded it under the Construction Loan.

Item 8.01 Other Events.

The Company has been notified by the State of Missouri that its application to participate in the Big Missouri Linked Deposit Program was rejected. The State of Missouri instituted the Big Missouri Linked Deposit Program to encourage development of certain industries, including ethanol plants. Under the program the State of Missouri would have made deposits in local banks at reduced interest rates in return for those deposits being loaned to targeted businesses at below market rates. The Company applied for this program in 2006 and was officially rejection in September of 2008.

On September 10, 2008, an employee error caused a malfunction at the Company’s ethanol plant resulting in the loss of product and a continuing diminution in total plant production. The Company believes that the third quarter financial results will reflect a one-time loss relating to the accident. As of the date of this filing the ethanol plant is operating at only 65% of full capacity. Nonetheless, due to adverse economic conditions in the ethanol market the Company believes it would be operating at less than full capacity anyway and does not believe that the loss in production capability will have a material effect on the Company’s profit and loss going-forward. The Company anticipates making repairs in the fourth quarter of 2008 to bring the plant back up to its full production capabilities of 55 million gallons per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2008	Show Me Ethanol, LLC

	By:	/s/Greg Thomas
Name: Greg Thomas
Title: General Manager